UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 14, 2016

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-53127	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

112 W. 34th Street, 17th Floor
New York, NY	10120
(Address of Principal Executive Offices)	(Zip Code)

(212) 946-4856
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2016, Lion Biotechnologies, Inc. (the “Company”) entered into an Exclusive and Co-Exclusive License Agreement (the “License Agreement”) with PolyBioCept AB, a corporation organized under the laws of Sweden (“PolyBioCept”). PolyBioCept has filed two patent applications with claims related to a cytokine cocktail for use in expansion of lymphocytes. Under the License Agreement, the Company received the exclusive right and license to PolyBioCept’s intellectual property to develop, manufacture, market and genetically engineer tumor infiltrating lymphocytes (TIL) produced by expansion, selection and enrichment using a cytokine cocktail. The Company also received a co-exclusive license (with PolyBioCept) to develop, manufacture and market genetically engineered TIL under the same intellectual property. The licenses are for the use in all cancers and are worldwide in scope, with the exception that the uses in melanoma are not included for certain countries of the former Soviet Union.

The Company paid PolyBioCept a total of $2.5 million as an up-front exclusive license payment. The Company will also have to make additional milestone payments to PolyBioCept under the License Agreement if, and when, (i) certain product development milestones are achieved, (ii) certain regulatory approvals have been obtained from the U.S. Food and Drug Administration (FDA) and/or the European Medicines Agency (EMA), and (iii) certain product sales targets are achieved. The milestone payments will be payable both in cash (U.S. dollars) and in shares of the Company’s common stock. If all of the foregoing product development, regulatory approval and sales milestone payments are met, the Company will have to pay PolyBioCept an additional $8,745,000 and will have to issue to PolyBioCept a total 2,219,376 shares of unregistered common stock. In addition to these potential payments, the Company will reimburse PolyBioCept up to $200,000 in expenses related to the transfer of know-how and will pay PolyBioCept $100,000 as a clinical trials management fee. The Company also separately engaged PolyBioCept as a consultant to provide certain product development and research related services in a one year agreement for up to $192,000, subject to the consent of the Karolinska Institute to the services to be performed by its employees thereunder.

The License Agreement has an initial term of 30 years, and may be extended for additional five-year periods. The License Agreement will automatically terminate if the Company files a petition for reorganization, bankruptcy or insolvency, is served with an involuntary petition in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, becomes insolvent or discontinues business, or makes an assignment for the benefit of creditors or any similar arrangement under any bankruptcy law. The License Agreement also may be terminated by PolyBioCept for Company’s uncured material breach, the Company’s challenge to any of the patents licensed under the License Agreement, or after the Company’s third material breach in any consecutive six-month period. The License Agreement also may be terminated by PolyBioCept if the Company does not achieve certain product development milestones or regulatory approvals, except that in all cases other than Company’s requirement to commence a Phase I Trial, PolyBioCept’s right to terminate can be removed by the Company’s payment to PolyBioCept of a milestone payment in lieu of meeting the milestone or obtaining the regulatory approval.

In connection with the execution of the License Agreement, the Company also (i) entered into a clinical trials agreement with the Karolinska University Hospital to conduct clinical trials in glioblastoma and pancreatic cancer at the Karolinska University Hospital, and (ii) agreed to enter into a sponsored research agreement with the Karolinska Institute for the research of the cytokine cocktail in additional indications. The Company agreed to enter into the sponsored research agreement within 90 days after the date of the License Agreement. Failure to do so will give PolyBioCept the right to terminate the License Agreement (and to return $2.2 million of the payments it received). The Company will pay the Karolinska an additional $2.6 million in connection with these other related agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2016	LION BIOTECHNOLOGIES, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer